LAW OFFICES OF MARC TOW
                          3900 BIRCH STREET, SUITE 113
                             NEWPORT BEACH, CA 92660
                                 (949) 975-0544


May 25, 2000


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Genius Products, Inc. - Form S-8

Dear Sir/Madame:

         I have acted as counsel to Genius Products, Inc., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of five million (5,000,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's 2000 Non-Qualified Stock Option Plan.

         In my preparation of this Form S-8, I have examined such documents, corporate records and other instruments as were deemed necessary or appropriate for purposes of this opinion and provided by the Company, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

         Based upon the foregoing, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

                                                      Sincerely,


                                                      /S/ JAMES DEOLDEN
                                                      -----------------
                                                      James DeOlden, Esq.